Engineering Boat Purchase and Sale Contract

(Unofficial Translation)

Party A:	Yiyang Zhonghai Boats and Ships Limited Liability Company
Address:	128 Zhixi Road, Yiyang City, Hunan Province
Legal Representative:	HE Junqiang

Party B:	Fujian Xing Gang Shipping Service Co., Ltd.
Address:	Zhongshan Plaza, Building A, 17th Fl.
154 Hudong Road, Fuzhou
Legal Representative:	LIN Qing

In the spirit of equality and mutual benefits, Party A and Party B have, after friendly consultation, reached consensus on the matter regarding the purchase and the sale of an engineering boat.  Party A agrees to sell one suction dredging boat with capacity of 3800m3/hour to Party B within 3 years and the two parties have reached the agreement as follows.

I. Specifications of the Boat, Quantity and Reference
1.           Specification of the boat: suction dredging boat with capacity of 3800m3/hour

2.           Quantity:       One

3.           Party A warrants that the boat is to be one newly built by using the most advance equipment in the market, technology and labor in the completion of the building of the boat.

4.           Party B bears the obligation of confidentiality regarding the technology-related information revealed by Party A.

II. Contract Price and Payment Method
1.           Contract price
1.1           The contract price for the boat is calculated, settled and paid in Renminbi.
1.2           The contract price for the boat is RMB ¥200,000,000.00.
1.3           The aforesaid contract price includes fees and expenses for design and construction, boat inspection review chart, boat acceptance fee, technology assessment fee and all other fees associated with the application for various certificates, boat inspection and boat classification.
1.4           The above price is the unconditional and final closed price.

2.           Payment Method
2.1           Within 2 months after the execution of this contract, Party B shall make a prepayment to Party A in the amount of ¥15,000,000.00.

2.2          Within 3 months after the delivery of the boat to Party B, Party B shall make a payment to Party A in the amount equal to 30% of the final closed price after deducting the prepayment of ¥15,000,000.00.
2.3          Within 6 months after the delivery of the boat to Party B, Party B shall make a payment to Party A in the amount equal to 25% of the final closed price after deducting the prepayment of ¥15,000,000.00.
2.4          Within 9 months after the delivery of the boat to Party B, Party B shall make a payment to Party A in the amount equal to 25% of the final closed price after deducting the prepayment of ¥15,000,000.00.
2.5          Within 12 months after the delivery of the boat to Party B, Party B shall make a payment to Party A in the amount equal to 20% of the final closed price after deducting the prepayment of ¥15,000,000.00.

3.           Past Due Penalty
If Party B fails to make payments according to the schedule as stipulated herein, Party B must pay the penalty interest for the period from the date when payment is due to the date when payment is actually made in addition to payment for the past-due amount.  The penalty interest is assessed on the outstanding amount or past-due amount at the rate of liquid capital loan rate of the People’s Bank of China for the same period.
Party A must not change the boat delivery date because of this.

III. Boat Delivery
1.           Date and Place of Boat Delivery
1.1          The date of the boat delivery shall be no later than May 31, 2012.
1.2          Place: To be specified by Party B.

2.           Boat Acceptance
2.1          Party A must notify Party B in writing the actual date of boat delivery 15 days in advance and confirm with Party B 5 days in advance.
2.2          At the time of delivery, Party A promises that:
A). All the defects of the boat found during the test sail and test operation (actual engineering operation) have been eliminated, items of winding up the project have been completed and all equipment can be operated normally;
B). All spare items, spare parts, tools and required certificates, diagrams, technical documents have been assembled and put in place.  See Attachment 1 of this contract,  “3800m3/hour Capacity Suction Dredging Boat Body Type and Major Technical Specifications” for all spare items, spare parts and tools and technical features;
2.3          After the boat has passed the quality inspection by a boat inspector and after Party B receives notice from Party A about the delivery of the boat, Party B must accept the delivery on time.  At the acceptance of the delivery, the representatives authorized by Party A and Party B will sign “Boat Delivery and Acceptance Letter”.  The date of signing the letter is the official date of the delivery of the boat.
2.4          Party A must ensure that the fuel stored on the boat at the time of delivery is above 80% of its maximum storage capacity.

3.           Ownership and Transfer of Risk
Before the delivery of the boat, Party A has its ownership and is responsible for the associated risk and interests.  After Party A and Party B sign “Boat Delivery and Acceptance Letter”, the ownership is transferred to Party B along with all the associated risk and interests.

4.           Removing the Boat
Party B must remove the boat from the port of delivery within 15 days after the signing of “Boat Delivery and Acceptance Letter”; otherwise, Party B must pay to Party A the port fee for the boat.

5.           Party B can dispatch its authorized representative(s) to be on board the boat one month prior to the boat delivery until the date of the boat delivery so that the representative(s) can examine and become familiar with the equipment on the boat.  Party B shall be responsible for the expenses of the accompanying boat and its crew.

.6           If Party A is unable to delivery the boat within the time period stipulated herein, Party A shall pay to Party B a default penalty based on the amount of payments already made by Party B at the daily rate of 0.05% and compensate Party B for all the resulting loss.

IV. Force Majeure
1.           If, during the fulfillment period (i.e., boat delivery period) stipulated herein, the process of building the boat is delayed by irresistible, objective events such as earthquake, tsunami, typhoon, hurricane, severe storm, flood and plaque or by the suppliers of material and equipment similarly impacted by such events, such delay must be considered to be allowed postponement.

2.           Party A must notify Party B in writing within 15 days of the occurrence of such Force Majeure events and provide valid documents of evidence issued by the competent local government agencies.  After the events of Force Majeure are cleared, Party A must notify Party B immediately.

V. Quality Guarantee
1.           Responsibility for Defects and Its Scope
The 12-month period starting from the date of the signing of “Boat Delivery and Acceptance Letter” is the warranty period for the boat; during this warranty period, Party A is responsible to provide free repairs and replacements for the defects, break-downs and damages resulting from the boat construction, technical process and material or due to equipment quality issues.
Party A is responsible to provide repairs, at Party B’s cost, for the damages, break-downs and defects caused by improper operation or improper maintenance by Party B and for the vulnerable parts damaged due to normal wear and tear.

2.           Notification of Defects
During the warranty period, Party B must promptly notify Party A, by fax or in other written form, of any found defect within the scope of warranty and provide explanation of the nature and degree of the damage and the defect.  The last valid period of such notification is 7 days after the expiration of the warranty period for the boat (based on the post mark if the notification is sent by mail)

3.           Treatment of Defects
3.1           In principle, the warranty repairs on the boat must be performed at the shipyard arranged by Party A.
3.2           If the boat experiences quality issues that are within the scope of warranty at a port away from Party A’s location or during the course of sail so that the boat is not able to return to Party A for repairs, Party B must notify Party A promptly and Party A must dispatch someone within 7 days upon receiving the notification to the boat to confirm and resolve the issues.  If Party A is unable to dispatch someone, Party A must notify Party B by telegram within 5 days after receiving Party B’s telegram notification, and Party B may have the boat repaired or its parts replaced at a nearby shipyard or repair facility.  If the repairs or the parts replaced are indeed within the scope of warranty provided by Party A, Party B must provide inspection documents issued by relevant ship inspection agencies and the invoices from the facility that has performed repairs, and Party A must be responsible for all the expenses and fees.  The replaced parts belong to Party A and Party B must bring them to Party A on the boat.
3.3           After the expiration of the warranty period, warranty repairs requested by Party B must be arranged by Party A according to the rules.  If Party B requests warranty repairs to be performed below the load line, the boat must be examined and inspected after it enters the shipyard; if any defect or damage below the load line is actually found, and such defect or damage is caused by the quality issues arising from the construction of the boat by Party A, then Party A is responsible for all the shipyard fees and repair expenses; otherwise, Party B is responsible for all the shipyard fees if no such defect or damage is found below the load line.

VI. Disputes and Arbitration
Any disputes and conflicts between Party A and Party B arising from the course of performance of this contract should be settled in a timely manner through consultation; if such consultation fails, the two parties must have the disputes submitted to China Maritime Affairs Arbitration Commission for arbitration pursuant to the Commission's arbitration rules.  The Commission's determination is final and binding to both parties.

VII. Execution and Effectuation of this Contract
1.           This contract becomes effective immediately after it is signed by the legal representatives, or by their authorized agents, of both parties and imprinted with the company seals.

2.           The attachments hereto are the component parts hereof and have the same legal effect as this contract.

3.           This contract, upon its execution, shall not be modified or dissolved due to the change of legal representatives or their authorized agents; if either Party A or Party B undergoes merger or spin-off, the party after undergoing such change shall assume all or assume respective obligations of this contract and be entitled to the corresponding rights.

4.           This contract proper is in duplicates, with one to each party; Party A and Party B each will have two copies of this contract; the copies of and the attachments to this contract have the same effect.

Party A:           Yiyang Zhonghai Boats and Ships Limited Liability Company (seal)
Signature of Legal Representative:       HE Junqiang (signature)
Date:                May 20, 2009

Party B:            Fujian Xing Gang Shipping Service Co., Ltd. (seal)
Signature of Legal Representative:       LIN Qing (signature)
Date:                May 20, 2009